UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 20, 2020

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	ON	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2020, ON Semiconductor Corporation (the “Company”) announced the appointment of Bernard R. Colpitts, Jr., age 45, as Vice President, Finance of Semiconductor Components Industries, LLC (“SCILLC”), a wholly-owned subsidiary of the Company, and the Chief Accounting Officer of SCILLC and the Company, in each case, effective as of May 18, 2020. In connection with Mr. Colpitts’ appointment, the Board of Directors of the Company (the “Board”) also designated him as the Principal Accounting Officer of the Company. Prior to his appointment, Mr. Colpitts, who is a Certified Public Accountant, served as Senior Vice President and Chief Accounting Officer for GameStop Corp., an American video game, consumer electronics, and gaming merchandise retailer (“GameStop”), from October 2019 until April 2020. Prior to his position with GameStop, Mr. Colpitts served as Vice President, Finance and Treasury of SCILLC and the Chief Accounting Officer of the Company and SCILLC from 2017 to 2019, as Corporate Controller of SCILLC from 2013 to 2017, and in various other positions with SCILLC related to accounting, finance, and financial reporting from 2011 to 2013 and from 2000 to 2006.

Mr. Colpitts’ starting annual base salary is $290,000, and his target annual bonus opportunity is equal to 40% of his annual base salary. He will receive a one-time long-term incentive award consisting of restricted stock units (“RSUs”) having a value on the grant date of $225,000 that will vest based on the passage of time in three equal annual installments. He will also be eligible for future long-term incentive awards in the ordinary course and in amounts and on terms determined by the Compensation Committee of the Board. Mr. Colpitts’ employment is conditioned on his execution of a confidentiality and property agreement designed to protect the Company’s intellectual property and other proprietary information.

Mr. Colpitts will also participate in other compensation and benefit programs offered by the Company at levels consistent with his position and scope of responsibility. The Company’s compensation and benefit plans are more fully described in the “Compensation Discussion and Analysis” section of the Company’s definitive proxy statement on Schedule 14A relating to its 2020 annual meeting of stockholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2020 (the “Proxy Statement”), and the Company’s form of RSU award agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 19, 2020.

There are no other arrangements or understandings between Mr. Colpitts and any other persons pursuant to which Mr. Colpitts was named Vice President, Finance of SCILLC and Chief Accounting Officer of SCILLC and the Company. Mr. Colpitts does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Colpitts does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Item 5.07.	Submission of Matters to a Vote of Security Holders

(a)     The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on May 20, 2020. The proposals (all of which were from management) submitted to the stockholders of the Company at the Annual Meeting and the final results of the voting regarding each proposal are set forth below and described in detail in the Proxy Statement.

(b)     Proposal No. 1. The Company’s stockholders elected seven members of the Board, each for a one-year term expiring at the annual meeting of stockholders to be held in 2021 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation, or removal, as set forth below:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
Atsushi Abe	341,165,466	1,662,319	293,345	26,816,337
Alan Campbell	333,109,887	9,144,641	866,602	26,816,337
Gilles Delfassy	339,676,800	2,567,867	876,463	26,816,337
Emmanuel T. Hernandez	321,222,067	21,030,153	868,910	26,816,337
Keith D. Jackson	309,133,057	33,125,029	863,044	26,816,337
Paul A. Mascarenas	322,607,257	19,636,676	877,197	26,816,337
Christine Y. Yan	338,980,148	3,275,758	865,224	26,816,337

Proposal No. 2. The Company’s stockholders approved the advisory (non-binding) resolution to approve executive compensation, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
327,506,411	15,248,910	365,809	26,816,337

Proposal No. 3. The Company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current year, as set forth below:

For	Against	Abstain	Broker Non-Votes
357,533,599	12,037,549	366,319	0

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated May 21, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: May 21, 2020	By:	/s/ BERNARD GUTMANN
Bernard Gutmann
Executive Vice President, Chief Financial Officer, and Treasurer